EXHIBIT 99.1
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                               News Release

                                 LANDAUER


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                   LANDAUER, INC. REPORTS RECORD RESULTS
                     FOR 2006 FOURTH QUARTER AND YEAR

              2006 Results Benefit from Cost Improvement Plan


For Further Information Contact:
Jonathon M. Singer
Senior Vice President, CFO
708-756-9535

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GLENWOOD, ILL.--NOVEMBER 29, 2006--LANDAUER, INC. (NYSE:  LDR), a
recognized leader in personal and environmental radiation monitoring services, today reported financial results for its fourth quarter and fiscal year ended September 30, 2006.


FISCAL 2006 HIGHLIGHTS

..     Record revenue of $79.0 million, with double-digit growth in global
      InLight revenue

..     Operating cash flow grew 14 percent to $24.0 million

..     $2.1 million of net pre-tax savings recognized from profit improvement plan

..     Fourth quarter charge of $1.1 million ($0.6 million after tax), or
      $0.07 per diluted share, for management transition costs

..     Net income rose 11 percent to $19.0 million, or $2.09 per diluted share

"Early in the year, we shared our goal of reducing the core business cost structure by $1.3 million, net of a $0.6 million reorganization charge," said Bill Saxelby, president and chief executive officer. "We delivered on this commitment by taking several steps including reorganizing several departments, establishing performance requirements for employees, and altering or eliminating some benefit programs. We accomplished these reductions while continuing to deliver high quality radiation detection products and services. During the year we continued the transition of our senior management team. Now the company's skill set includes greater expertise in business development, finance, IT transformation, plant operations and logistics - the experience we need to take Landauer to its next level of growth."






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          Landauer, Inc. 2 Science Road  Glenwood, Illinois 60625
      Phone: 708-755-7000  Fax: 708-755-7011  E-mail: landauerinc.com


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Revenues for fiscal 2006 were $79.0 million, a 5 percent increase compared with the $75.2 million reported for fiscal 2005. Domestic revenue increased 5 percent or $2.9 million in fiscal 2006, from gains in the core radiation monitoring business, strong performance for the Homebuyer's Preferred subsidiary, and a doubling of domestic InLight revenue. International revenue rose $0.9 million, or 6 percent, supported by growth in most markets, led by InLight sales.

Landauer recognized charges of $0.6 million for reorganization costs and $1.1 million for management transition costs in 2006 and $2.3 million for management transition costs in 2005. Net of these charges, costs and expenses for fiscal 2006 grew by $1.5 million or 3 percent. This increase resulted primarily from the higher cost of equity-based compensation programs, due to the implementation of SFAS 123R, and higher depreciation and amortization, partially offset by the $2.1 million impact of the company's profit improvement plan. The effective tax rate was 38.0 percent in both fiscal 2006 and 2005.

Net income for the year just ended was $19.0 million, an increase of 11 percent compared with $17.2 million for fiscal 2005. This resulted in diluted earnings per share for the current year of $2.09 compared with $1.90 reported a year ago. The impact of reorganization and management transition charges decreased diluted earnings per share by $0.11 and $0.15 in 2006 and 2005, respectively.


STRONGER FOURTH QUARTER PERFORMANCE

For the quarter ended September 30, 2006, revenues increased 6 percent to $20.2 million compared with $19.0 million a year ago. Costs and expenses for the quarter were down by $1.2 million, or 9 percent, from last year's three months, due to lower management transition cost this year. Excluding those charges, costs and expenses were flat between the two periods, reflecting the benefit of the profit improvement plan. For the quarter, the effective tax rate for 2006 was 40.0 percent compared with 44.2 percent for 2005. Net income for the latest quarter was $4.7 million compared with $3.1 million in 2005, a 50 percent improvement. Earnings per diluted share for the quarter were $0.51 compared with $0.34 in 2005.


SOLID FINANCIAL POSITION

Landauer ended the year with total assets of $90.7 million and working capital of $13.5 million. Total debt was $1.6 million at September 30, 2006. Cash provided by operating activities was $24.0 million, an increase of 14 percent from 2005.


2007: LAYING THE FOUNDATION TO ACCELERATE GROWTH

"In 2006, we focused on optimizing our cost structure, strengthening our management team, and initiating a culture of accountability. In 2007, we will continue to manage aggressively the profitability of our base business, while we begin to lay the foundation for the acceleration of our long-term growth and continued creation of shareholder value. We expect to invest in our operations by reengineering our business processes, optimizing our sales execution, and increasing the organizational focus on cash flow and returns. Our goal is to create an infrastructure that can support a larger base of business with broader products and services, which will require further investment in our IT infrastructure. We will continue our global growth strategy focused on increased penetration of current client and geographic markets, logical extensions of our current products and services, and entrance of adjacent markets when these offer the return on investment we seek." Saxelby concluded.


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Landauer's business plan for fiscal 2007 currently anticipates aggregate revenue growth for the year to be in the range of 4 - 5 percent. The company anticipates this will translate into a net income increase in the range of 6 - 8 percent excluding the impact of the 2006 restructuring charge and management transition costs. However, this performance could be impacted by investments necessary to support the acceleration of long-term growth.


CONFERENCE CALL DETAILS

Landauer has scheduled its fourth quarter and year-end conference call for investors over the Internet on Wednesday, November 29, 2006, at 3:00 p.m. Eastern Time (12:00 p.m. Pacific Time). To participate, callers should dial 877-502-9274 about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the company's website at http://www.landauerinc.com or http://viavid.net/dce.aspx?sid=00003780 at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The company provides its services to 1.5 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.


SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, under the subhead "2007: Laying the Foundation to Accelerate Growth") constitutes forward-looking statements that are based on certain assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. These


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Landauer, Inc.
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assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Significant Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2005 and other reports filed by the Company from time to time with the Securities and Exchange Commission.




                          FINANCIAL TABLE FOLLOW




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              FOURTH QUARTER FISCAL 2006 FINANCIAL HIGHLIGHTS
         (unaudited, amounts in thousands, except per share data)


                            Three Months Ended      Twelve Months Ended
                                September 30,           September 30,
                           --------------------    --------------------
                             2006        2005        2006        2005
                           --------    --------    --------    --------

Net Revenues . . . . . .   $ 20,184    $ 18,990    $ 79,043    $ 75,221

Cost and expenses:
  Cost of sales. . . . .      6,673       6,881      28,734      28,308
  Selling, general and
    administrative . . .      5,862       6,824      20,804      20,362
                           --------    --------    --------    --------
                             12,535      13,705      49,538      48,670

Operating income . . . .      7,649       5,285      29,505      26,551

Other income, net. . . .        188         354       1,492       1,381
                           --------    --------    --------    --------

Income before income
  taxes and minority
  interest . . . . . . .      7,837       5,639      30,997      27,932

Income taxes . . . . . .      3,131       2,490      11,783      10,623
                           --------    --------    --------    --------

Income before
  minority interest. . .      4,706       3,149      19,214      17,309
Minority interest
  therein. . . . . . . .         36          45         168         101
                           --------    --------    --------    --------

Net income . . . . . . .   $  4,670    $  3,104    $ 19,046    $ 17,208
                           ========    ========    ========    ========


Net income per
 common share:
  Basic. . . . . . . . .   $   0.51    $   0.35    $   2.11    $   1.92
                           ========    ========    ========    ========
  Average shares
    outstanding. . . . .      9,073       8,993       9,046       8,966
                           ========    ========    ========    ========


  Diluted. . . . . . . .   $   0.51    $   0.34    $   2.09    $   1.90
                           ========    ========    ========    ========
  Average shares
    outstanding. . . . .      9,142       9,071       9,112       9,038
                           ========    ========    ========    ========











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                    SUMMARY CONSOLIDATED BALANCE SHEETS
                     (unaudited, amounts in thousands)



                                          September 30,   September 30,
                                              2006            2005
                                          -------------   -------------
ASSETS
  Current Assets:
    Cash and cash equivalents. . . . . .       $ 15,420        $  9,598
    Receivables, net of reserves . . . .         20,284          17,987
    Other current assets . . . . . . . .          6,273           8,004
                                               --------        --------
  Total current assets . . . . . . . . .         41,977          35,589

Net property, plant and equipment. . . .         16,416          17,907
Equity in joint venture. . . . . . . . .          3,980           4,467
Goodwill, net of amortization. . . . . .         13,273          13,261
Other intangible assets,
  net of amortization. . . . . . . . . .          6,377           6,926
Other operating assets,
  net of amortization. . . . . . . . . .          6,502           6,537
Other assets . . . . . . . . . . . . . .            927           1,172
Deferred income taxes. . . . . . . . . .          1,222           --
                                               --------        --------
TOTAL ASSETS . . . . . . . . . . . . . .       $ 90,674        $ 85,859
                                               ========        ========

LIABILITIES AND
STOCKHOLDERS' INVESTMENT
  Current Liabilities:
    Accounts payable . . . . . . . . . .       $  1,439        $  1,595
    Notes payable. . . . . . . . . . . .          1,649           4,048
    Dividends payable. . . . . . . . . .          4,092           3,815
    Deferred revenue . . . . . . . . . .         13,761          12,702
    Other current liabilities. . . . . .          7,488           7,673
                                               --------        --------
  Total current liabilities. . . . . . .         28,429          29,833

  Non-current Liabilities:
    Pension and postretirement
      liabilities. . . . . . . . . . . .          8,348           7,062
    Deferred income taxes. . . . . . . .          --                238
                                               --------        --------
  Total non-current liabilities. . . . .          8,348           7,300
  Minority interest in subsidiary. . . .            198             128

  Stockholders' investment . . . . . . .         53,699          48,598
                                               --------        --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT . . . . . . .       $ 90,674        $ 85,859
                                               ========        ========













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